Exhibit 1A-11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 1-A of our report dated October 23, 2020, relating to the financial statements of Opening Night Enterprises, LLC as of December 31, 2019 and 2018 and to all references to our firm included in this Offering Statement.

/s/ TAAD, LLP

Diamond Bar, California

November 12, 2020